Exhibit 99.2

Form of written consent of

the stockholders of

ALTIMMUNE Inc.

This Written Consent is solicited by the Board of Directors of Altimmune, Inc.

Please return this consent no later than [__]pm (Eastern Time) on [_____], 2017, which is the final date that the board of directors of Altimmune, Inc., a Delaware corporation (“Altimmune”), has set for receipt of written consents. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a holder of record of Class A Common Stock of Altimmune, par value $0.01 per share, and/or Class B Common Stock of Altimmune, and/or Series B Preferred Stock of Altimmune, par value $0.01 per share, on [_____], 2017, hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of Altimmune capital stock that the undersigned holds of record.

The undersigned acknowledges receipt of the joint proxy and consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No.[__]-[__] ) of PharmAthene, Inc., a Delaware corporation (“PharmAthene”), and which more fully describes the proposal below.

1.	Approval of the merger of Merger Sub Corp I Inc., a Delaware corporation and direct, wholly owned subsidiary of PharmAthene with and into Altimmune, with Altimmune as the surviving company, and immediately thereafter, the merger of the Company with and into Mustang Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of PharmAthene, with Merger Sub II LLC as the surviving entity in such merger and Merger Sub II LLC continuing as a direct wholly owned subsidiary of PharmAthene, and the adoption and approval of the Agreement and Plan of Merger and Reorganization among PharmAthene, Merger Sub Corp I Inc., Merger Sub II LLC, Altimmune and Shareholder Representative Services LLC, dated January 18, 2017, and the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of Altimmune. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to Altimmune by emailing a “.pdf” copy of your written consent to consents@altimmune.com or by mailing your written consent to 19 Firstfield Road, Suite 200, Gaithersburg, Maryland 20878.

IF AN INDIVIDUAL:	IF AN ENTITY:

(please print or type complete name of entity)

By:	By:
(duly authorized signature)	(duly authorized signature)

Name:	Name:
(please print or type full name)	(please print or type full name)

Title:	Title:
(Please print or type full title)	(Please print or type full title)

Date: __________, 2017	Date: __________, 2017